Exhibit 99.3

THIRD QUARTER 2020 INVESTOR QUESTIONS & ANSWERS

Published June 8, 2020

Forward-Looking Statements

Reference is made to the forward-looking statements disclosure provided at the end of this document.

Executive Overview

▪	Net sales for the third quarter were $1.68 billion. Third-quarter results include $1.04 billion in North American RV sales and $615.3 million in European RV net sales.
▪	Gross profit margin for the third quarter was 12.2%.
▪	Net income attributable to Thor for the third quarter was $24.1 million.
▪	Net cash from operations for the year-to-date period was $237.3 million.
▪	Diluted earnings per share were $0.43.
▪	The Company continued to make progress paying down its acquisition-related debt during the quarter and, life-to-date, has paid $543 million on this debt.
▪

Outlook improves for the Company's fiscal fourth quarter. Sales and backlog for May, the first month of the Company's fiscal fourth quarter, improved on a weekly basis as dealers began to reopen their dealerships and consumer demand increased.

Today, the Company reported that it was profitable and generated positive net cash from operations in its third quarter, despite the negative impact to sales during the quarter as a result of the pandemic. Its financial position has remained strong as a result of numerous management-led actions that were executed quickly in conjunction with its temporary plant shut-downs which began in mid-March. The results illustrate the Company's ability to quickly align its production and cost structure to meet fast changing market conditions.

COVID-19 Impact

COVID-19 and the related governmental mandates implemented to slow its spread in North America and Europe had a significant negative impact on the Company's results of operations for the third quarter of fiscal 2020. Consolidated net sales, gross profit, North American and European wholesale shipments and retail sales were all negatively affected during the quarter.

For nearly half of the quarter, retail consumers were under strict shelter-in-place requirements in most North American and European locations, limiting their ability to buy the Company's products from our independent dealers. The operations of the Company's independent dealers were likewise disrupted as many of them were required to close their showrooms. Due to these dealer closures, sales and shipments of our products were disrupted in the second half of March and April, two of our normally strongest sales and shipment months. Sales and backlog for May, the first month of our fourth fiscal quarter, improved on a weekly basis as dealers began to reopen their dealerships and consumer demand increased.

During the quarter, the Company initiated numerous actions to actively manage both our costs and liquidity in response to the initial extreme uncertainty created by the pandemic. In mid-March, the Company temporarily suspended production at all of its North American RV production facilities and temporarily suspended a substantial portion of its European RV production. Beginning in March and throughout the remainder of the third quarter, the Company furloughed or laid off a number of valuable team members, primarily in our U.S.-based operations, and many employees across the Company saw a reduction in their cash compensation, including our CEO who volunteered to move his base compensation to zero until the market returned. In addition, the Company also significantly reduced its discretionary spend and curtailed spending on most capital projects. Due to the high degree of uncertainty that existed initially related to the impact or duration of the various governmental shut-downs, and out of an abundance of caution, the Company drew $250 million against its asset-based line of credit in late March to enhance its liquidity position. In late May, the Company repaid this borrowing.

Long-Term Outlook Assumptions

Absent a significant long-term economic impact to the United States or Europe as a direct or indirect result of the coronavirus or other event, our long-term outlook for the RV industry is one of optimism based on:

▪

Positive long-term RV industry fundamentals in both North America and Europe. This assumption is supported by favorable demographics, consumer confidence rates and adequate availability of dealer and consumer credit.

A positive long-term outlook for both the North American and European RV industry is also supported by the exceptional benefits RVs provide. As supported by surveys conducted by Thor, RVIA and others, a large percentage of families, couples and individuals enjoy spending time outdoors and the enrichment that comes with living an active lifestyle. Based on the increasing value consumers are placing on these factors, we expect to see long-term growth in the RV industry.

▪

Long-term optimism from independent dealers in both North America and Europe. Independent dealer optimism remains high for the long term, as demand is expected to be driven by favorable demographic and lifestyle growth trends. Many dealers, particularly larger dealers in North America, continue to invest heavily in their businesses with new or expanded locations, added service facilities and other amenities to serve RV consumers.

▪

Market conditions in North America. We believe that the independent dealer inventory is now currently at a reasonable, if not low level. Given the impact of COVID-19 and the fluidity of the market, it is hard to project retail sales for the remainder of our fiscal year. However, our outlook for future growth in North American retail sales remains optimistic. We believe consumers are likely to alter their future vacation and travel plans, opting for fewer vacations via air travel, cruise ships and hotels, and preferring vacations that RVs are uniquely positioned to provide, where they can continue practicing social distancing while also allowing them to explore or unwind, often close to home. Minimal-contact vacation options like road trips and camping are ideal for people who want to keep their risk factors low.

▪

Market conditions in Europe. Currently, independent dealer inventory levels of EHG products in Europe vary based on the location of the dealership, the length and depth of the pandemic and the governmental restrictions that are, or were, in place in those locations, the pace of returning to normal economic conditions, and the impact of the pandemic on consumer behavior. Generally, the current level of EHG inventory on hand at our independent dealer body is fresh and appropriate, or slightly high, for current demand trends.

▪

Supply chain is a near-term risk. Our optimism is tempered in the near term by actual or potential supply constraints within our supplier base. We are working closely with key suppliers in both the US and Europe to minimize any potential disruptions; however, chassis supply constraints within our European supplier base in particular are expected to cause intermittent temporary line shut-downs and reduced output in the near-term.

.

Summary of Key Quarterly Segment Data – North American Towable RVs

NET SALES:	Three Months Ended April 30, 2020	Three Months Ended April 30, 2019	% Change
North American Towables
Travel Trailers and Other	$455,434	$734,028	(38.0)%
Fifth Wheels	317,957	503,227	(36.8)%
Total North American Towables	$773,391	$1,237,255	(37.5)%

# OF UNITS:	Three Months Ended April 30, 2020	Three Months Ended April 30, 2019	% Change
North American Towables
Travel Trailers and Other	21,518	35,226	(38.9)%
Fifth Wheels	6,715	10,619	(36.8)%
Total North American Towables	28,233	45,845	(38.4)%

ORDER BACKLOG	As of April 30, 2020	As of April 30, 2019	% Change
North American Towables	$857,866	$896,024	(4.3)%

TOWABLE RV MARKET SHARE SUMMARY (1)	Calendar Quarter Ended March 31,
	2020	2019
U.S. Market	40.8%	45.4%
Canadian Market	48.7%	51.0%
Combined North American Market	41.2%	45.6%

(1) Source: Statistical Surveys, Inc. YTD March 31, 2020 vs. YTD March 31, 2019

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment and is continuously updated, and is often impacted by delays in reporting by various states or provinces.

Summary of Key Quarterly Segment Data – North American Motorized RVs

NET SALES:	Three Months Ended April 30, 2020	Three Months Ended April 30, 2019	% Change
North American Motorized
Class A	$96,849	$201,927	(52.0)%
Class C	144,826	242,912	(40.4)%
Class B	22,362	14,399	55.3%
Total North American Motorized	$264,037	$459,238	(42.5)%

# OF UNITS:	Three Months Ended April 30, 2020	Three Months Ended April 30, 2019	% Change
North American Motorized
Class A	795	1,657	(52.0)%
Class C	1,910	3,522	(45.8)%
Class B	180	98	83.7%
Total North American Motorized	2,885	5,277	(45.3)%

ORDER BACKLOG	As of April 30, 2020	As of April 30, 2019	% Change
North American Motorized	$547,952	$513,703	6.7%

MOTORIZED RV MARKET SHARE SUMMARY (1)	Calendar Quarter Ended March 31,
	2020	2019
U.S. Market	38.0%	35.8%
Canadian Market	46.0%	41.8%
Combined North American Market	38.2%	36.0%

(1) Source: Statistical Surveys, Inc. YTD March 31, 2020 vs. YTD March 31, 2019

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment and is continuously updated, and is often impacted by delays in reporting by various states or provinces.

Summary of Key Quarterly Segment Data – European RVs

NET SALES:	Three Months Ended April 30, 2020	Three Months Ended April 30, 2019	% Change
European
Motorcaravan	$380,023	$506,964	(25.0)%
Campervan	104,486	94,226	10.9%
Caravan	65,790	100,741	(34.7)%
Other	65,044	65,578	(0.8)%
Total European	$615,343	$767,509	(19.8)%

# OF UNITS:	Three Months Ended April 30, 2020	Three Months Ended April 30, 2019	% Change
European
Motorcaravan	6,905	9,029	(23.5)%
Campervan	3,320	3,218	3.2%
Caravan	3,443	5,202	(33.8)%
Total European	13,668	17,449	(21.7)%

ORDER BACKLOG	As of April 30, 2020	As of April 30, 2019	% Change
European	$803,522	$687,418	16.9%

EUROPEAN RV MARKET SHARE SUMMARY (1)	Calendar Quarter Ended March 31,
	2020	2019
Motorcaravan and Campervan (2)	23.5%	22.0%
Caravan	19.5%	22.0%

(1) Source: European Caravan Federation ("ECF"), YTD March 31, 2020 vs. YTD March 31, 2019. Data from the ECF is subject to adjustment, continuously updated and is often impacted by delays in reporting by various countries (some countries, including the United Kingdom, do not report OEM-specific data and are thus excluded from the market share calculation).

(2) The ECF reports motorcaravans and campervans together.

Note: Industry wholesale shipment data for the European RV market is not available.

Third Quarter Operating Results

1.	How was Thor able to generate positive net income despite a reduction in sales versus the prior year?
a.

We have created a highly variable cost structure and a flexible operating model that allow us to quickly respond to fast-changing market conditions and which enabled us to generate positive third quarter net income of $24.1 million and positive operating cash flow despite sales being down 33% year over year due to the COVID-19 pandemic. Our highly variable cost structure provided us the ability to flex our operations down quickly, despite the short notice, and take numerous other cost reduction measures in response to the pandemic. In addition, prior to the temporary production shut-downs, we continued to make strides in implementing operational process improvements, which resulted in material and labor costs as a percentage of sales decreasing on a year-over-year basis.

2.	What was Thor's adjusted EBITDA for the third quarter?
a.

Although we do not generally disclose non-GAAP numbers, we recognize that many of the users of our financial statements find a measure of EBITDA adjusted for non-cash or non-routine items to be useful. Below are some items within our financial statements that might be helpful in considering this question:

	Three Months Ended April 30, 2020	Nine Months Ended April 30, 2020
	(000's)	(000's)
Income Before Income Taxes (1)	$21,229	$124,726
Depreciation & Amortization (2)	45,459	144,611
Impairment Charges (1)	—	10,057
Net Interest Expense (1)	26,021	79,331
Stock-Based Compensation Expense (3)	4,350	14,425
	$97,059	$373,150

As a % of Consolidated Net Sales	5.8%	6.4%

(1) From the Income Statement	(2) From the Business Segments footnote	(3) From the Statement of Cash Flows

During the quarter, the Company also incurred certain COVID-19 related expenses. Direct costs of approximately $8.5 million were incurred related to compensation and benefit-related items, personal protective equipment, specialized cleaning services, professional fees, and other costs. Also impacting the results for the quarter were expenses of approximately $14 million related to a reduction in volume supplier rebate receivables, incremental sales discounts, and other reserve adjustments as a result of the impact of COVID-19 on our operations.

Business Operations Update

3.	Can you comment on your restart of production? What level of capacity are you currently running?
a.

The restart of production is going very well. Mindful of the challenge of operating in midst of a pandemic, we carefully reintroduced our team members to our restart process. By late May, we had returned nearly 100% of our workforce which was an important step to enable us to meet the strong demand from our dealers and retail customers.

In terms of capacity, our production varies by plant and product. While some plants have recently started to resume production at below capacity, other plants are running at full pre-COVID-19 run rates. Our facilities are flexible and easily adept at producing units at a faster or slower pace as dictated by demand in the market. We will continue to manage our production schedules to be in line with dealer demand and avoid over-producing.

4.	Can you provide color on demand/production at a product segment level?
a.

In North America, current production and demand is generally focused on entry-level products within each product class across our Towable and Motorized segments. We are also seeing improving demand for our Class B and C products, and higher price-point products as well.

In Europe, demand varies by geography as well as product segment. Currently, Germany and France are performing across product segments better than Italy, Spain and the UK. Post quarter-end, we are seeing an increase in sales, current dealer sentiment remains positive, the industry has seen an inflow of, new, first-time buyers and there has been favorable media coverage of the RV industry as an alternative to other leisure activities.

5.	Can you give an update on Hymer USA?
a.

In January, we announced the formation of Hymer USA, a new subsidiary which will produce RVs in Bristol, Indiana, utilizing European manufacturing practices, automation and control standards. As we were impacted by COVID-19 which prohibited international travel, key employees deemed necessary for that startup were no longer able to enter the United States. As such, our plans were suspended. As we continue to rethink our business and how we can most effectively operate during and after the pandemic, we remain very focused on introducing a product line based on European manufacturing processes. We continue to believe that such a product line offers a differentiated product that would perform well in our market. However, we are taking the opportunity of this break to think through the best strategy for such an endeavor and are currently evaluating exactly how we would structure that initiative. In the meantime, we will continue to leverage the strengths of both our North American and European subsidiaries, along with maximizing the synergies which are now uniquely available to us. We also remain committed to bringing the product and manufacturing processes that have made the Erwin Hymer Group the leader in design and innovation in Europe to North America when it is possible to do so.

Market and Competition

6.	Thor has been losing market share in the North American market. What are you doing to address this issue?
a.

We are maintaining our historical approach of balancing margin and profitability with market share to make sure that we are not pursuing sales with irrational pricing. At the same time, one of our strategic initiatives is specifically focused on increasing our market share in key markets. Our initiative includes ensuring we have the right products, at the right price points, with the quality our dealers and end consumers expect, and that are positioned at the right dealers to maintain and grow our share.

7.	Can you speak to the health of the dealer base given the current disruption?
a.

Dealers, in general, were in good financial condition going into the pandemic as their inventory aging was healthy and inventory levels were generally in-line, if not low for this time of season. The major floorplan lenders have been working with dealers to defer certain curtailment and other payments. In addition, we monitor inventory levels and aging closely on a regular basis. Both metrics generally remain healthy and within normal ranges as many dealers were able to continue selling units during March and April, albeit at lower volume levels, while most shipments from Thor and other OEMs were delayed until late April or May when consumers began to return to the marketplace.

8.	What changes to the RV industry do you envision coming out of this pandemic, especially with social distancing guidelines?
a.

Looking ahead, it’s undeniable that the RV lifestyle is a great way to social distance, create unforgettable family experiences, and to just get away and recharge.  It is an affordable lifestyle as well. As consumers continue to practice good social distancing, more campgrounds open up, and more people feel safe to get out of the house, we have seen more people exploring the RV lifestyle.  At least in the near term, we believe it will be difficult to hold traditional RV shows. In response, we and many of our dealers are enhancing our outreach to consumers through digital means. For example, we are utilizing a variety of digital strategies to target consumers who have traditionally invested in summer air and cruise travel, amusement parks and festivals and provide a sequence of RV content which creates interest in the RV lifestyle. Dealers are increasing investment in digital marketing, creating engaging product-specific video content and offering home delivery services, resulting in effective on-line purchase experiences.

Additionally, we are seeing a strong influx of buyers that are new to the RV lifestyle. Trade-ins are below historical levels, indicating there is strong interest among first time buyers. RV rental bookings also saw a big spike in April. Historically, RV rentals have been a great avenue to get more consumers fully appreciating and embracing the RV lifestyle and often leads to a future RV purchase — a "try-it-before-you-buy-it" plan for customers that are new to RVing.

Financial Questions

9.	What are your cash priorities? Have they changed as a result of COVID-19?
a.

Our long-term capital allocation strategy remains unchanged. We will continue to prioritize funding our existing businesses, paying dividends, and reducing our acquisition-related debt while also considering opportunistic share repurchases.

During the early part of the third quarter, we continued to make progress paying down our acquisition-related debt and, through June 5, 2020, have paid $543 million on our acquisition-related debt.

At the outset of the pandemic, out of an abundance of caution and given the lack of clarity on the duration or the severity of the pandemic on Thor or our industry, we strategically borrowed $250 million from our Asset Based Loan facility. In late May, we repaid that $250 million draw based on increased confidence in our outlook. Our cash on-hand remains strong with ample availability on our credit facility.

During the quarter, we also deferred certain non-critical capital expenditures as we focused on liquidity. We anticipate our fourth quarter capital expenditures will total between $20 and $25 million, which, when combined with our year-to-date spend through the third quarter of $77 million, will put our full-year capital expenditures at approximately $100 million as compared to the $135 million we had estimated at the beginning of fiscal 2020. As we have noted previously, our capital expenditures generally are very flexible and can be modified with short notice depending on market conditions. Despite the reduction in overall capital expenditures anticipated for fiscal 2020, we continued to invest in projects that support our long-term future — such as innovation, R&D, and various product and capacity-related items.

10.	You made good progress on the SG&A costs this quarter. Will this trend continue?
a.

We did make significant strides in the quarter to reduce SG&A costs in light of the impact of COVID-19 on the quarter. Due primarily to management-led initiatives to reduce employee-related costs, as well as other discretionary spending items, we were able to cut SG&A expenses by $48.9 million in the quarter and deliver just a slightly elevated SG&A percentage to net sales of 7.6% as compared to 7.1% last year in spite of the significant reduction in year-over-year sales in the quarter.

The primary drivers of the cost savings were salary and benefit savings, a reduction in incentive pay and reduced sales-related travel, advertising and promotional costs. We also benefited this quarter from a year-over-year $8.7 million reduction in our deferred compensation costs, which correlates with the decline in the market value of our deferred compensation plan assets and the reduction in the corresponding deferred compensation liability. This benefit in SG&A can alternate on a quarter-by-quarter basis depending on how the stock markets fluctuate and is offset entirely by the same amount impacting Other expense on the Income Statement which reflects the change in the value of the plan assets.

11.

For the second quarter of fiscal 2020, Thor's effective income tax rate was 22.5%, and the full-year, fiscal 2020 worldwide effective income tax rate was estimated to be in the range of 20% to 23%, before consideration of any unknown discrete tax items. Can you explain why the tax rate fell to (7.3)% in the quarter and why the full-year worldwide effective income tax rate is now estimated to be in the range of 14% to 17%?

a.	The third quarter effective income tax of (7.3)% reflects the impact of the revised full-year effective income tax rate on year-to-date taxable income.

The forecasted, full-year effective tax rate of 14% to 17%, before consideration of any unknown discrete tax items, is lower primarily as a result of the current, lower, full-year forecasted taxable income from operations as a result of the COVID-19 pandemic. The forecasted full-year rate is also impacted by the taxable jurisdictions and tax rates applicable to the forecasted full-year taxable income, including certain interest income that is not subject to income tax.

12.	What is the Company's outlook for the fourth quarter?
a.

Since the end of our third fiscal quarter, our outlook for the balance of our fiscal year and the calendar year has markedly improved. We are seeing an influx of first-time buyers, which bodes well for the long-term health of the RV industry. When the COVID-19 pandemic started, we saw many people start to work at home. One new trend we are seeing is an evolution from 'work at home' to 'work from anywhere' as RV buyers use their new RVs as their office wherever they are, or wherever they want to be. Our channel checks tell us that many of our independent RV dealers are seeing a significant resurgence in their sales, and their inventory levels, which were already down 20% year-over-year, are further declining. Demand for our products is very strong. Our flexible business model gives us the ability to quickly ramp production in a focused way, and we will ramp production with three primary objectives: the safety of our team members, the quality of our products, and the speed of our production, in that order. We remain steadfast in our confidence in the long-term outlook for not only our business, but the entire RV industry, and we continue look forward to a bright future.

Forward-Looking Statements

This document includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon Thor, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others, the extent and impact of the coronavirus pandemic and various governmental mandates imposed due to the pandemic on retail customer demand, our independent dealers, our supply chain, our production and the resulting impact on our consolidated results of operations, financial position, cash flows and liquidity; the effect of raw material and commodity price fluctuations; raw material, commodity or chassis supply restrictions; the impact of tariffs on material or other input costs; the level and magnitude of warranty claims incurred; legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers; the costs of compliance with governmental regulation; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending, especially in the wake of the coronavirus pandemic; interest rate fluctuations; the potential impact of interest rate fluctuations on the general economy and specifically on our dealers and consumers; restrictive lending practices; management changes; the success of new and existing products, services and production facilities; consumer preferences; the ability to efficiently utilize existing production facilities; the pace of acquisitions and the successful closing, integration and financial impact thereof; the potential loss of existing customers of acquisitions; our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production; the loss or reduction of sales to key dealers; disruption of the delivery of units to dealers; increasing costs for freight and transportation; asset impairment charges; cost structure changes; competition; the impact of potential losses under repurchase or financed receivable agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other regulatory standards in the various jurisdictions in which our products are produced and/or sold; and changes to our investment and capital allocation strategies or other facets of our strategic plan. Additional risks and uncertainties surrounding the acquisition of Erwin Hymer Group SE ("EHG") include risks regarding the potential benefits of the acquisition and the anticipated operating synergies, the integration of the business, the impact of exchange rate fluctuations and unknown or understated liabilities related to the acquisition and EHG's business. These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2019 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ended April 30, 2020.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.